Exhibit 10.2

LEASE AGREEMENT

(OFFICE SPACE)

     THIS LEASE AGREEMENT, made and entered into this 15th day of February, 2005, by and between LIMONEIRA COMPANY, a Delaware corporation (hereinafter referred to as “Landlord”), and CALAVO GROWERS, INC., a California corporation (hereinafter referred to as “Tenant”);

WITNESSETH:

ARTICLE I

DEMISED PREMISES

     1.01 Landlord demises and leases to Tenant, and Tenant rents from Landlord, those certain premises (the “Premises”) in the City of Santa Paula, County of Ventura, and State of California, described as follows: the first and second floors of the east wing and three offices in the center building of the Limoneira Ranch Headquarters located at 1141 Cummings Road, Santa Paula, California 93060 (the “Limoneira Headquarters Building”), containing approximately 9,490 square feet, as depicted on Exhibit A attached hereto, together with the improvements and fixtures described on Exhibit B hereto, all of which are to be purchased and installed by Landlord at its sole expense.

ARTICLE II

TERM

     2.01 The term of this Lease shall commence on February 15, 2005, and shall continue thereafter for a period of ten (10) years. Tenant shall have options to extend this Lease for two additional terms of five (5) years each. Each such option may be exercised by written notice from Tenant to Landlord given not less than ninety (90) days prior to expiration of the then current Lease term, provided that an Event of Default (as defined below) does not exist under this Lease at the time it delivers its written notice.

ARTICLE III

RENT

     3.01 During the first year of the term of this Lease, Tenant shall pay rent to Landlord annual rental of Two Hundred Seven Thousand Two Hundred Twenty-Six Dollars and Sixty Cents ($207,226.60) in monthly installments of Seventeen Thousand Two Hundred Sixty-Eight Dollars and Eighty-Eight Cents ($17,268.88) per month on or before the tenth (10th) day of each calendar month for the current calendar month. The payment of said rent shall begin on the commencement date as provided in Section 2.01 hereof. Said rent shall be paid at the office of Landlord, located at 1141 Cummings Road, Santa Paula, California 93060, or at such other place as may be designated in writing from time to time by Landlord. Rent shall be adjusted annually commencing in February, 2007, effective as of the fifteenth day of February to reflect to increase in the “CPI” as of that month over the CPI for February, 2005. No such increase shall be in excess of five percent (5%) in any year. CPI for purposes of this Lease shall mean the

Consumer Price Index for all Urban Consumers for the Los Angeles, Orange and Riverside County areas. In the event that such Index is no longer published at the time of a scheduled rent adjustment, Landlord and Tenant shall agree upon and utilize the most comparable index then being published.

ARTICLE IV

USE OF PREMISES

     4.01 Tenant shall occupy and use the Demised Premises for the operation of its corporate offices, or (subject to Landlord’s prior written approval not to be unreasonably withheld, delayed or conditioned) any other lawful purpose.

ARTICLE V

PAYMENT OF TAXES AND UTILITY CHARGES

     5.01 Taxes. Landlord shall pay all City and County real property taxes on the land and building comprising the Limoneira Headquarters Building, including the Premises. Nothing contained in this Lease shall require Tenant to reimburse Landlord for or pay for any franchise, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, excess profits or revenue tax or any other tax, assessment, charge or levy upon the rent payable by Tenant under this Lease. Tenant shall pay any and all taxes assessed or imposed, and which become payable during the Lease term, upon Tenant’s fixtures, furniture, appliances and personal property located or installed in the Premises, but not including any of the items listed on Exhibit B hereto installed by Landlord for Tenant’s use.

     5.02 Utility Charges. Landlord shall pay for all charges for electricity, water, gas and other utility services used on the Premises during the term of this Lease and shall provide janitorial services to the Premises comparable to those it provides for its own corporate offices. Landlord shall also provide all maintenance for the Premises as set forth in Article VI hereof; provided that such services shall not in any event be less than those customarily provided by landlords of comparable leased space in Ventura County, California.

ARTICLE VI

SERVICES

     6.01 Landlord shall maintain the public and common areas of the Limoneira Headquarters Building, including, without limitation, lobbies, stairs, elevators, corridors and restrooms, windows, plumbing and electrical equipment, and the structure itself in reasonable good order and condition except for damage occasioned by the act of Tenant, its employees, agents, contractors or invitees, which damage shall be repaired by Landlord at Tenant’s expense to the extent such expense is reasonable under the circumstances.

     6.02 Landlord shall furnish the Premises with (1) electricity for lighting and the operation of customary office machines and equipment, (2) heat and air conditioning to the extent reasonably required for the comfortable occupancy by Tenant in its use of the Premises, subject to any applicable policies or regulations adopted by any utility or governmental agency, (3) water for drinking and lavatory purposes, (4) lighting replacement (for building standard lights), (5) restroom supplies, (6) window washing with janitor service. Landlord may establish reasonable measures to conserve energy, including but not limited to, automatic switching off of lights after hours. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rent herein reserved be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, except to the extent resulting from Landlord’s gross negligence or willful misconduct, (ii) failure to furnish or delay in furnishing any such services when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of repairs or improvements to the Premises or to the Limoneira Headquarters Building, or (iii) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other form of energy serving the Premises or the Limoneira Headquarters Building imposed by any governmental authority.

     6.03 Whenever heat-generating equipment or lighting other than building standard lights are used in the Premises by Tenant which affect the temperature otherwise maintained by the air conditioning system, Landlord shall have the right, after notice to Tenant, to install supplementary air conditioning facilities in the Premises or otherwise modify the ventilating and air conditioning system serving the Premises, and the reasonable cost of such facilities and modifications shall be borne by Tenant. Tenant shall also pay the cost of providing all cooling energy to the Premises in excess of that required for normal office use or during hours requested by Tenant when air conditioning is not otherwise furnished by Landlord. If there is installed in the Premises lighting requiring power in excess of that required for normal office use in the Limoneira Headquarters Building or if there is installed in the Premises equipment requiring power in excess of that required for normal desk-top office equipment or normal copying equipment, Tenant shall pay for the cost of such excess power, together with the reasonable cost of installing any additional risers or other facilities that may be reasonably necessary to furnish such excess power to the Premises.

     6.04 In the event that Landlord, at Tenant’s request, provides services to Tenant that are not otherwise provided for in this Lease, Tenant shall pay Landlord’s reasonable charges for such services upon billing therefor.

     6.05 Landlord shall provide to Tenant, without charge, paved parking areas for use by Tenant’s officers, directors, employees and invitees. Such parking will be in an asphalt paved parking areas east of the Lemon Packing House. Landlord reserves the right to relocate such parking areas from time to time, provided that such access shall at all times be reasonably proximate to the Premises.

ARTICLE VII

INSURANCE BY TENANT – INDEMNITY

     7.01 Public Liability Insurance. Tenant agrees that, at its own cost and expense, it shall procure and continue in force, in the name of Landlord and Tenant,

general liability insurance against any and all claims for injuries to persons occurring in, upon or about the Demised Premises. During the term of this Lease, such insurance shall be in an amount not less than One Million Dollars ($1,000,000) for injury to or death of any one person in one accident, and not less than Three Million Dollars ($3,000,000) for injuries to or death of all persons in any one accident and to the limit of not less than Five Hundred Thousand Dollars ($500,000) in respect to property damage. Such policy shall name Landlord as an additional insured.

     7.02 Tenant shall also procure at its costs and expense and keep in effect during the term of this Lease insurance against damage by fire and other perils included within “all-risk” coverage (but excluding earthquake, flood and acts of terrorism) in an amount not less than the full replacement cost of all of the leasehold improvements in the Premises and Tenant’s trade fixtures, furnishings and equipment in the Premises. A copy of each policy of insurance shall be delivered to Landlord by Tenant prior to commencement of the term of this Lease and upon each renewal of such insurance. In the event Tenant shall fail to procure such insurance, or to deliver to Landlord such policies, Landlord may, at its option upon no less than five (5) days prior written notice from Landlord, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord within (5) days after delivery to Tenants of bills therefor. Each insurance policy required to be maintained by Tenant under this Article VII shall provide that it is primary insurance and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of any of the parties required to be named as additional insured thereunder, shall be issued by insurance companies licensed to do business in the State of California and otherwise reasonably acceptable to Landlord, and shall provide that such insurance may not be cancelled or amended without thirty (30) days’ prior written notice to Landlord

     7.03 Subrogation. Landlord and Tenant shall each obtain from its respective insurers under all policies of fire insurance, and to the extent obtainable, theft, public liability, workers’ compensation and other insurance maintained by either of them at any time during the term hererof insuring or covering the Limoneira Headquarters Building or any portion thereof or operations therein, a waiver of all rights of subrogation which the insurer of one party might have against the other party, and Landlord and Tenant shall each indemnify the other against and reimburse the other for any and all loss or expense, including reasonable attorney’s fees, resulting from the failure to obtain such waiver.

     7.04 Indemnification. Tenant hereby waives all claims against Landlord for the theft, loss or damage to any property, fixtures or improvements or injury of death of any person in, upon or about the Premises arising at any time and from any cause other than to the extent arising by reason of the gross negligence or willful misconduct of Landlord, its employees or contractors, and Tenant shall indemnify, defend and hold Landlord harmless from any and all loss, cost, damage or liability arising from the use or occupancy of the Premises or the Limoneira Headquarters Building by Tenant or Tenant’s failure to perform its obligations under this Lease, except to the extent such is caused by the gross negligence or willful misconduct of Landlord, its contractors or employees. The foregoing indemnity obligation of Tenant shall include reasonable attorneys’ fees, investigation costs and all other reasonable costs and expense incurred by Landlord from the first notice that injury, death or damage has occurred or that any claim or demand is to be made or may be made. The provisions of this Article shall survive the termination of this Lease.

ARTICLE VIII

REPAIRS, MAINTENANCE AND RECONSTRUCTION

     8.01 Except as hereinafter provided, Landlord during the entire term of this Lease and any extension thereof, shall keep the entire Premises and all improvement therein, in good condition and repair.

     8.02 Tenant shall not have the right, without the consent of Landlord, not to be unreasonably withheld, delayed or conditioned, to make any alterations or additions to the Premises if the reasonable expected cost thereof exceeds twenty-five thousand dollars ($25,000). Upon the expiration of this Lease, any then existing alterations, additions and improvements made by Tenant to or upon the Premises, except Tenant’s signs, shall become the property of Landlord.

     8.03 At the termination of this Lease, Tenant shall surrender the Premises to Landlord in good condition and repair, subject only to the consequences and effect of reasonable wear and tear; provided, however, that Tenant shall be under no obligation to repair or restore any portion of said building or other improvements which may be damaged or destroyed by reason of fire, earthquake, the elements or other casualty.

     8.04 In the event the Limoneira Headquarters Building shall be damaged by fire, earthquake, the elements or other casualty, the following provision shall apply: if the Limoneira Headquarters Building shall be totally destroyed or partially destroyed from causes covered by insurance to an extent exceeding twenty-five per cent (25%) of the then full replacement costs (excluding foundations), and Landlord has not commenced the repair, reconstruction or restoration of the building within sixty (60) days after the date of such destruction, either Tenant or Landlord shall have the right to terminate this Lease by giving written notice of its election to terminate to the other party within ninety (90) days, but not before sixty (60) days from the date of such destruction. If neither party shall elect to terminate this Lease within such 90-day period, Landlord shall promptly commence repair, reconstruction and restoration of said building and prosecute the same diligently to completion, in which event this Lease shall continue in full force and effect.

     8.05 Upon any termination of this Lease under any of the provisions of this Article VIII, Tenant shall surrender possession of the Premises within sixty (60) days after receipt of such written notice of termination, whereupon the parties shall be released thereby from any further obligations to the other except for items which have theretofore accrued and are then unpaid, and such termination shall be deemed to relate back to the date of destruction, provided that if the Premises or any portion thereof shall be kept open for business after the date of destruction and prior to the surrender of possession of the Premises, the termination date shall be the date that Tenant shall discontinue the conduct of its business in the Premises. In the event of any termination, as herein provided,

Tenant shall forthwith surrender the Premises to Landlord, and upon such surrender Landlord shall refund to Tenant any unearned rent paid by Tenant, calculated at a daily rate based on the regular monthly rate and shall pay to Tenant and unexpired taxes and insurance premiums.

     8.06 In the event of repair, reconstruction and restoration under any of the conditions of this Article VIII, Tenant shall not be entitled to any damages by reason of any inconveniences or loss sustained by Tenant. During any such period of repair, reconstruction and restoration, all rent paid in advance shall be apportioned, and the monthly rental thereafter accruing shall be equitably and proportionately prorated and adjusted according to the nature, extent and duration of the damage sustained and according to the suitability of the Premises for the use and occupancy of Tenant in the conduct of its business, until the Premises shall have been repaired, reconstructed or restored by Landlord. The full rental shall again become payable at such time after the completion of such work of repair, reconstruction and restoration and when Tenant shall use the restored part of the Premises in the carrying on of its business, or within thirty (30) days after the completion of such work, whichever shall first occur.

ARTICLE IX

ENTRY BY LANDLORD

     9.01 Landlord may enter the Premises at reasonable hours to (a) inspect the same; (b) exhibit the same to prospective purchasers, lenders or tenants, provided, however, that Landlord shall only exhibit the Premises to prospective tenants during the final twelve (12) months of Tenant’s occupancy of the Premises; (c) determine whether Tenant is complying with all its obligations hereunder; (d) supply janitor service and any other service to be provided by Landlord to Tenant hereunder; (e) make repairs required of Landlord under the terms hereof or repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Building; provided that no entry by Landlord shall unreasonably interfere with Tenant’s use or occupancy of the Premises. Tenant hereby waives any claim for damages for any inconvenience to or interference with Tenant’s business or any loss of occupancy or quiet enjoyment of the Premises occasioned by such entry, except to the extent that such damages result from Landlord’s unreasonable interference with Tenant’s use or occupancy of the Premises or Landlord’s gross negligence or willful misconduct Landlord shall at all time have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated in writing by Tenant in advance); and Landlord shall have the right to use any and all means which Landlord may deem proper to open Tenant’s doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord in an emergency shall not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or contructive, of Tenant from the Premises or any portion thereof.

ARTICLE X

EVENTS OF DEFAULT

     10.01 Default. The following events shall constitute Events of Default under this Lease:

          (a) Tenant’s failure to pay when due any rent or other sum payable hereunder and the continuation of such failure for a period of fifteen (15) days after Tenant receives written notice from Landlord that the same is due, provided that if Tenant has failed three or more times in any twelve-month period to pay any rent or other sum within such fifteen (15) day period, such grace period shall thereafter be reduced to three (3) days;

          (b) Tenant’s failure to perform any of the other terms, covenants, agreements or conditions contained herein and, if the failure is curable, the continuation of such failure for a period of thirty (30) days after notice by Landlord or beyond the time reasonably necessary for cure if the failure is of a nature to require more than thirty (30) days to remedy, provided that if Tenant has failed to perform the same obligation three or more times in any twelve-month period and notice of such failure has been given by Landlord in each instance, no cure period shall thereafter be applicable hereunder;

          (c) The bankruptcy or insolvency of Tenant, transfer by Tenant in fraud of creditors, an assignment by Tenant for the benefit of creditors, or the commencement of any proceedings of any kind by or against Tenant under any provision of the Federal Bankruptcy Act or under any other insolvency, bankruptcy or reorganization act unless, in the event any such proceeding such involuntary, Tenant is discharged from the same within ninety (90) days thereafter;

          (d) the appointment of a receiver for all or a substantial part of the assets of Tenant;

          (e) the abandonment of the Premises; or

          (f) the levy upon Tenant’s interest in this Lease or any estate of Tenant hereunder by any attachment or execution and the failure to have such attachment or execution vacated within thirty (30) days thereafter.

ARTICLE XI

TERMINATION UPON DEFAULT

     11.01 In any notice given pursuant to Article X above, Landlord in its sole discretion may elect to declare a forfeiture of this Lease as provided in Section 1161 of the California Code of Civil Procedure, and provided that Landlord’s notice state such an election, Tenant’s right to possession shall terminate and this Lease shall terminate, unless on or before the date specified in such notice, all arrears of rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder, including reasonable attorneys’ fees shall be paid by Tenant and all other breaches of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. Upon such termination, Landlord may, at its option and without any further notice or demand, in addition to any other rights and remedies given hereunder or by law, exercise its remedies relating hereto in accordance with the following provisions:

          (i) In the event of any such termination of this Lease, Landlord may then or at any time thereafter by judicial process, re-enter the Premises and remove therefrom all persons and property and again repossess and enjoy the Premises, without prejudice to any other remedies that Landlord may have by reason of Tenant’s default or of such termination.

          (ii) In the event of any such termination of this Lease, and in addition to any other rights and remedies Landlord may have, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the California Civil Code. The amount of damages which Landlord may recover in event of such termination shall include, without limitation, (1) the worth at the time of award (computed by discounting such amount a the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonable avoided, (2) all reasonable legal expenses and other related costs incurred by Landlord following Tenant’s default, (3) all reasonable costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, and (4) all costs (including, without limitation, any brokerage commissions) incurred by Landlord in reletting the Premises.

          (iii) After terminating this Lease, Landlord may remove any and all personal property of Tenant located in the Premises and place such property in a public or private warehouse or elsewhere at the sole cost and expense of Tenant. In the event that

Tenant shall not immediately pay the cost of storage of such property after the same has been stored for a period of thirty (30) days or more, Landlord may sell any or all thereof at a public or private sale in such manner and such times and places as Landlord in its sole discretion may deem proper, without notice to or demand upon Tenant. Tenant waives all claims for damages that may be caused by Landlord’s removing or storing or selling the property as herein provided, and Tenants shall indemnify and hold Landlord free and harmless from and against any and all losses, costs and damages, including without limitation all costs of court and attorneys’ fees of Landlord occasioned thereby, except for those arising by reason of Landlord’s gross negligence or willful misconduct.

          11.02 In the event of the occurrence of any of the events specified in Section 10.01(c) of this Lease, if Landlord shall not choose the exercise, or by law shall not be able to exercise, its rights hereunder to terminate this Lease, then, in addition to any other rights of Landlord hereunder or by law, (1) Landlord may discontinue the services provided pursuant to Article VI of this Lease, unless Landlord has received compensation in advance for such services in the amount of Landlords’ reasonable estimate of the compensation required with respect to such services, and (2) neither Tenant, as debtor-in-possession, nor any trustee or other person (collectively, the “Assuming Tenant”) shall be entitled to assume this Lease unless on or before the date of such assumption, the Assuming Tenant (a) cures, or provides adequate assurance that the Assuming Tenants will promptly cure, any existing default under this Lease, (b) compensates, or provides adequate assurance that the Assuming Tenant will promptly compensate, Landlord for any pecuniary loss (including, without limitation, attorneys’ fees and disbursement)

resulting from such default, and (c) provides adequate assurance of future performance under this Lease. For purposes of this Section 11.02, “adequate assurance” of such cure, compensation of future performance shall be effected by the establishment of an escrow fund for the amount at issue or by bonding.

ARTICLE XII

CONTINUATION AFTER DEFAULT

     12.01 If an Event of Default exists under this Lease and Tenant has abandoned the Premises, Landlord shall also have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant has breached this Lease and abandoned the Premises and recover rent as it becomes due; provided, however that Tenants has the right to sublet or assign this Lease, subject only to reasonable limitations). Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

     12.02 The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity by statute or otherwise.

ARTICLE XIII

ASSIGNMENT AND SUBLEASE

     13.01 Tenants shall not have the right at any time to sublease, sublet or assign all or any portion of the Premises or its interest in this Lease. Any such assignment or subleasing shall be void unless Landlord shall first agree in writing to such assignment or subletting, which agreement Landlord shall not unreasonably withhold, delay or condition.

ARTICLE XIV

ENCUMBRANCES BY LANDLORD

     14.01 Tenant agrees that, except as hereinafter provided with respect to Tenant’s right to possession of the Premises, Tenant’s rights under this Lease are and shall always be subordinate to the lien of any mortgage or trust deed now or hereafter placed from time to time upon the Limoneira Headquarters Building of which the Premises are a part in favor of a bank, savings and loan association, insurance company or other financial institution. Tenant shall, upon written demand from Landlord, execute such other and further instruments or assurances subordinating this Lease to the lien or liens of any such mortgage or mortgages or trust deeds except as hereinafter limited with respect to Tenant’s right to possession. Tenant’s possession and right of use under this Lease in and to the Premises shall not, however, be disturbed by any mortgagee, trustee under a trust deed, owner or holder of a note secured by a mortgage or trust deed now existing or hereafter placed on the Limoneira Headquarters Building unless and until Tenant shall breach any of the provisions of this Lease and the Lease term or Tenant’s right to possession shall have been lawfully terminated in accordance with the provisions of this Lease. If any mortgagee or trustee under a trust deed elects to have Tenant’s interest in this Lease superior to any such interest by notice to Tenant, then this Lease shall be deemed superior to any such mortgage or trust deed whether this Lease was executed before or after such mortgage or trust deed.

ARTICLE XV

TERMINATION – ABATEMENT

     15.01 If, without Tenant’s fault, the operation on the Premises of the business then being conducted on the Premises is substantially impaired or prevented for more than ninety (90) days by the deprivation or limitation of any access thereto or therefrom, by any governmental taking or action, Tenant may terminate this Lease by giving Landlord at least thirty (30) days’ written notice; provided that, in the event of any such acquisition or taking, such notice may be given at any time not later than ninety (90) days after physical possession of the Premises is taken or the judgment in the condemnation proceeding becomes final, whichever occurs later; and if the taking is total, the rent shall immediately abate, or if only partial, but is sufficient in Tenant’s reasonable judgment to prevent or substantially impair operation of the business then located on the Premises, the rent shall abate when physical possession of the Premises is taken. Neither the existence nor exercise of any right under this Lease to terminate, nor any abatement of rent, shall waive, limit or affect in any way Tenant’s rights, then accrued or thereafter to accrue, in any proceeding, settlement or award for condemnation or for damages resulting from any other of the events specified in this Article XV.

ARTICLE XVI

EMINENT DOMAIN

     16.01 In the event the entire Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of such taking and the parties hereto shall thereupon be released from any liability thereafter accruing hereunder.

     16.02 In the event more than ten percent (10%) of the ground floor area of the Premises is taken under the power of eminent domain by any public or quasi-public authority, Tenant shall have the right to terminate this Lease as of the date of such taking upon giving to Landlord notice, in writing, of such election within thirty (30) days after such appropriation or taking. In the event of such termination, both parties shall thereupon be released from any liability thereafter accruing hereunder. Landlord agrees immediately after it received notice of the intention of any such authority to appropriate or take to give to Tenant notice, in writing, thereof.

     16.03 This Lease is not terminated by Tenant in accordance with the foregoing provisions, there shall be no abatement of rent and this Lease shall remain in full force and effect and Landlord shall receive and retain any amount awarded as compensation for the taking of fixtures and equipment owned by Landlord or for the expense of removing or repairing the same or for improvements constructed by Landlord at its own cost.

     16.04 If this Lease is terminated in the manner hereinabove provided, each party shall be entitled to any award made to it in such proceedings, but the rent for the last month of Tenant’s occupancy shall be prorated and Landlord agrees to refund to Tenant any rent paid in advance.

XVII

ATTORNEYS’ FEES

     17.01 If as a result of any breach or default in the performance of any of the provisions of this Lease, Landlord uses the services of an attorney in order to secure compliance with such provision or recover damages therefor, or to terminate this Lease or evict Tenants, Tenant shall reimburse Landlord upon demand for any and all reasonable attorneys’ fees and expenses so incurred by Landlord, provided that if Tenant shall be the prevailing party in any legal action brought by Landlord against Tenant, Tenant shall be entitled to recover reasonable attorneys’ fees and expenses incurred by Tenant.

ARTICLE XVIII

HOLDING OVER

     18.01 Any holding over after the expiration of the term of this Lease with the consent of Landlord shall be deemed a tenancy from month-to-month at a rental equal to one hundred twenty percent (120%) of the monthly rental being paid by Tenant as of the last month of the term of this Lease. All other conditions and agreements of this Lease shall be applicable to such holding over.

ARTICLE XIX

MISCELLANEOUS

     19.01 Notices. Whenever under this Lease a provision is made for any demand, notice or declaration of any kind or where it is deemed desirable or necessary by either party to give or serve any such notice, demand or declaration to the other, it shall be in writing sent by registered or certified mail with postage prepaid, if to Tenant, addressed to Tenant at 1141 A Cummings Road, Santa Paula, California 93060 and if to Landlord, addressed to Landlord at 1141 Cummings Road, Santa Paula, California 93060 and either party may, by like notice, at any time and from time to time, designate a different address to which notices shall be sent. Such notices, demands or declarations shall be deemed sufficiently served or given for all purposes hereunder at the time they shall be mailed by United States registered or certified mail as aforesaid.

     19.02 Waiver. One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval of either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.

     19.03 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between Landlord and Tenant, it being expressly understood and agreed that none of the provisions contained in this Lease nor any act or acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.

     19.04 Governing Laws. The laws of the State of California shall govern the validity, performance and enforcement of this Lease.

     19.05 Savings Clause. The invalidity or unenforcibility of any provision of this Lease shall not affect or impair the validity of any other provision.

     19.06 Margin Headings. The Paragraph titles herein are for convenience only and do not define, limit or construe the contents of such Paragraph.

     19.07 Covenant to Bind Successors. It is agreed that the provisions, covenants and conditions of this Lease shall be binding on the legal representatives, heirs, successors and assigns of the respective parties hereto.

     19.08 Entire Agreement. This Lease and the Exhibits attached hereto and forming a part hereof, set forth all of the covenants, promises, agreements, conditions and understandings between Landlord and Tenant governing the Premises. There are no covenants, promises, agreements, conditions and understandings, either oral or written, between them other than those herein set forth. Except as herein provided, no subsequent alterations, amendments, changes or additions to this Lease shall be binding upon Landlord or Tenant unless and until reduced to writing and signed by both parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement as of the day and year first above written.

LANDLORD

LIMONEIRA COMPANY

By	/s/ Harold Edwards

By	/s/ Don Delmatoff

TENANT

CALAVO GROWERS INC.

By	/s/ Lecil Cole

By	/s/ Arthur Bruno

24